                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

            This EMPLOYMENT AGREEMENT (this "Employment Agreement") is effective as of the 7th day of April, 2006 by and among Acorn Products, Inc., a Delaware corporation ("Acorn"), UnionTools, Inc. a Delaware corporation and wholly owned subsidiary of Acorn ("UnionTools," and together with Acorn, the "Company"), and
John G. Jacob (the "Executive" and together with the Company, Acorn, and
UnionTools, the "Parties").

            WHEREAS, the Company and its Affiliates, as defined in Section 9(f), are engaged in the business of (i) manufacturing, marketing and distributing long-handled tools, wheelbarrows, hose reels, striking tools, pruning implements, pots and planters, snow tools, lawn carts, repair handles, garden hoses, and decorative accessories for the lawn and garden, and (ii) conducting such other activities as are undertaken from time to time by the Company and each of its Affiliates as a result of future acquisitions, or otherwise;

            WHEREAS, Acorn entered into an Agreement and Plan of Merger (the
"Merger Agreement"), by and among Acorn, Ames True Temper, Inc. ("Ames"), and
ATTUT Holdings, Inc., dated April 7, 2006, under which Ames acquired Acorn on the "Closing Date" (as defined in the Merger Agreement);

            WHEREAS, immediately prior to the Closing Date, Executive was employed by UnionTools as the Vice President and Chief Financial Officer of
UnionTools and subject to the Employment Agreement, dated June 11, 2002, by and among Acorn, UnionTools, and Executive, as amended by the First Amendment to
Employment Agreement, dated May 26, 2004 (the "Prior Employment Agreement") and the Employee Severance Agreement, dated August 31, 1999, between Acorn and
Executive (the "1999 Severance Agreement");

            WHEREAS, effective as of the Closing Date, UnionTools desires to continue to employ Executive as the Vice President and Chief Financial Officer
of UnionTools in accordance with the terms hereof;

            WHEREAS, the Parties acknowledges that this Employment Agreement nullifies and supersedes the Prior Employment Agreement, the 1999 Severance
Agreement, and all other agreements with respect to the subject matter hereof;
and

            WHEREAS, the Parties acknowledge that effective as of the Closing
Date, the Company and its Affiliates shall not have any obligations under the
Prior Employment Agreement or the 1999 Severance Agreement and Executive shall not have any rights under the Prior Employment Agreement or the 1999 Severance
Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises in this Agreement, the Parties agree as follows:

            1.    EMPLOYMENT. UnionTools hereby agrees to employ Executive as the Vice President and Chief Financial Officer of UnionTools, and Executive
hereby agrees to accept such employment and agrees to act as the Vice President and Chief Financial Officer of UnionTools, all in accordance with the terms and conditions of this Employment Agreement.

Executive hereby represents and warrants that neither Executive's entry into this Employment Agreement nor Executive's performance of Executive's obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation of any nature to which Executive is a party or by which Executive is bound, including, without limitation, any development agreement, non-competition agreement or confidentiality agreement entered into by Executive.

            2.    TERM OF EMPLOYMENT. The term of Executive's employment under this Employment Agreement will commence on the date of this Employment Agreement and will continue until November 30, 2006 (the "Employment Period").

            3.    POSITION AND RESPONSIBILITIES. Executive shall report to and be subject to the direction of the Chief Financial Officer of Ames and the
Senior Executive Vice President of Business Development of Ames. Executive shall perform and discharge such duties and responsibilities for the Company as the
Chief Financial Officer of Ames and Senior Executive Vice President of Business
Development of Ames may from time to time reasonably assign Executive. Executive understands and acknowledges that such duties shall be subject to revision and modification by the Chief Financial Officer of Ames, Senior Executive Vice
President of Business Development of Ames, and/or the Board of Directors (the
"Board") of the Company or CHATT Holdings LLC, as appropriate, upon reasonable notice to Executive. During the Employment Period, Executive shall devote
Executive's full business time, attention, skill and efforts to the faithful performance of Executive's duties herein, and shall perform the duties and carry out the responsibilities assigned to Executive, to the best of Executive's ability, in a diligent, trustworthy and businesslike manner for the purpose of advancing the Company. Executive acknowledges that Executive's duties and responsibilities will require Executive's full-time business efforts and agrees that during the Employment Period, Executive will not engage in any outside business activities that conflict with Executive's obligations under this
Employment Agreement.

            4.    COMPENSATION. During the Employment Period, UnionTools shall pay to Executive a base salary at the annualized rate of $250,000 per year (the
"Base Salary"), less applicable tax withholding, payable at UnionTools' regular employee payroll intervals.

            5.    BENEFIT PLANS AND PERQUISITES. During the Employment Period,
Executive will be entitled to receive employee benefits comparable to those benefits provided to other officers of UnionTools, subject to any applicable waiting periods, eligibility requirements, or other restrictions.
Notwithstanding the foregoing, the Executive shall receive, for the period of employment of Executive by Acorn prior to the Closing Date, service credit under the Company's employee benefit plans and arrangements for purposes of eligibility and vesting, and the Company shall waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give
Executive credit under the Company's coverages or benefit plans for deductibles, co-payments and out-of-pocket payments that have been paid by Executive to Acorn during the period from January 1, 2006 to the Closing Date, in each case to the extent permitted to do so under the Company's benefit plans and arrangements.
The Company may, at any time or from time to time, amend, modify, suspend or terminate any benefit plan or program contemplated hereunder in this Section 5 for any reason and without Executive's prior written consent; provided that such amendment, modification, suspension or termination does not

disproportionately impact Executive as compared to the other participants under such plan or program. In addition to the foregoing benefits, Executive shall be entitled to reimbursement for country club dues on a monthly basis, up to $500 per month until his employment is terminated pursuant to Section 9 hereof.

            6.    BUSINESS EXPENSES. The Company, in accordance with the
policies and practices established by the Board from time to time, will pay or reimburse Executive for all expenses (including travel, blackberry and cell phone expenses) reasonably incurred by Executive during the Employment Period in connection with the performance of Executive's duties under this Employment
Agreement, provided that Executive shall provide to the Company documentation or evidence of expenses for which Executive seeks reimbursement in accordance with the policies and procedures established by the Board or the Company from time to time.

            7.    VACATION. During the Employment Period, Executive shall be entitled to fifteen (15) days of paid vacation. Executive shall make good faith efforts to schedule vacations so as to least conflict with the conduct of the
Company's business and will give the Company adequate advance notice of
Executive's planned absences.

            8.    CONFIDENTIALITY, INVENTIONS, NON-COMPETITION AND
NON-SOLICITATION AGREEMENT. As of the date hereof, Executive shall have entered into a confidentiality, inventions, non-competition and non-solicitation agreement, in the form of Exhibit A attached hereto and made a part hereof (the
"Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement").

            9.    TERMINATION.

            (a)   Death. The Employment Period will terminate immediately upon the death of Executive. If the Employment Period is terminated pursuant to this
Section 9(a), the Company shall have no further obligation to Executive (or
Executive's estate) except for salary and benefits accrued through the date of termination (the "Accrued Benefits").

            (b)   Due Cause. The Company may immediately terminate the
Employee's employment, for "Due Cause" (as defined below) upon written notice by the Company to Executive identifying the act or acts constituting Due Cause. The following constitutes the exclusive list of events that will provide the Company with a basis to terminate Executive's employment with the Company for Due Cause:

                  (i)   Executive's material breach of any of Executive's
obligations under the Confidentiality, Inventions, Non-Competition and
Non-Solicitation Agreement, this Employment Agreement, or any other written agreement with the Company or any of its Affiliates; or

                  (ii)  Executive's continued and deliberate neglect of, willful misconduct in connection with the performance of, or refusal to perform
Executive's duties in accordance with Section 3 of this Employment Agreement, which, in the case of neglect or refusal to perform, has not been cured within thirty (30) days after Executive has been provided notice of the same; or

                  (iii) Executive's engagement in any conduct which injures the integrity, character, financial position or financial performance of the business or reputation of the Company or any of its Affiliates or which impugns
Executive's own integrity, character or reputation so as to cause Executive to be unfit to act in the capacity of Vice President and Chief Financial Officer of
UnionTools; or

                  (iv)  the Ames Board's good faith determination that Executive has committed an act or acts constituting a felony, or other act involving dishonesty, disloyalty or fraud against the Company or any of its Affiliates.

If the Employment Period is terminated pursuant to this Section 9(b), the
Company shall have no further obligation to Executive except for the Accrued
Benefits.

            (c)   Permanent Disability. The Company may immediately terminate the Employment Period upon the Permanent Disability (as defined below) of
Executive. If the Employment Period is terminated pursuant to this Section 9(c), then Executive will be entitled to receive the Accrued Benefits and such benefits, if any, as may be provided Executive pursuant to the Company's disability insurance policy. For purposes of this Employment Agreement, the term
"Permanent Disability" shall mean that Executive is unable to perform, with or without reasonable accommodation, by reason of physical or mental incapacity, the essential functions of Executive's position for one hundred fifty (150) or more days in any one hundred eighty (180) day period. The Board shall determine, according to the facts then available, whether and when a Permanent Disability has occurred. Such determination shall not be arbitrary or unreasonable.

            (d)   Termination by the Company without Due Cause. The Company may terminate Executive's employment with UnionTools prior to the end of the
Employment Period without Due Cause upon thirty (30) days' prior written notice.
If the Employment Period is terminated pursuant to this Section 9(d) by the
Company without Due Cause (other than by reason of death or Permanent
Disability), then Executive will be entitled to receive (i) the Accrued Benefits and (ii) a severance amount equal to $840,000 (the "Severance Payment"), payable in twelve (12) monthly installments.

            (e)   Voluntary Resignation by Executive. Executive may terminate his employment with UnionTools at any time prior to the end of the Employment
Period for any reason upon thirty (30) days' prior written notice. If Executive terminates his employment with UnionTools without "Good Reason" (as defined below), the Company shall have no further obligation to Executive except for the
Accrued Benefits. If Executive terminates his employment with the Company for
Good Reason, then Executive will be entitled to receive (i) the Accrued Benefits and (ii) the Severance Payment payable in twelve (12) monthly installments.
"Good Reason" means, without the consent of Executive, any material breach of this Employment Agreement by the Company (including, but not limited to, any decrease in the Base Salary or relocation of Executive's place of employment to a location that is greater than fifty (50) miles from the Columbus, Ohio metropolitan area); provided, that the Company shall have thirty (30) days following Executive's written notice of his intention to terminate his employment to cure the circumstances constituting Good Reason. Good Reason shall not include acts taken by the Company (including but not limited to suspension of employment) as a result of the Company's reasonable belief that grounds for termination of employment for Cause

exist, provided that such acts shall constitute Good Reason to the extent such acts continue for greater than thirty (30) days.

            (f)   End of the Employment Period. If Executive remains employed with UnionTools through the end of the Employment Period (resulting in a date of termination of employment with UnionTools of November 30, 2006), he will be entitled to receive (i) the Accrued Benefits and (ii) the Severance Payment,
payable in twelve (12) monthly installments.

            (g)   Parachute Payments. Notwithstanding any other provision of this Section 9, in the event the Company determines, based upon the advice of the independent public accountants for the Company, that part or all of the consideration, compensation or benefits to be paid to Executive under this
Agreement constitute "parachute payments" under Section 280G(b)(2) of the
Internal Revenue Code of 1986, as amended, then, if the value of such parachute payments for 280G purposes, singularly or together with the aggregate value of any consideration, compensation or benefits to be paid to Executive under any other plan, arrangement or agreement which constitute "parachute payments"
(collectively, the "Parachute Amount") exceeds 2.99 times the Executive's "base amount," as defined in Section 280G(b)(3) of the Code (the "Executive Base
Amount"), the amounts constituting "parachute payments" which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base
Amount (the "Reduced Amount"). In the event of a reduction of the payments that would otherwise be paid to Executive, except for the application of this Section
9(g), then the Company may elect which and how much of any particular entitlement shall be eliminated or reduced and shall notify Executive promptly of such election; provided, however that the aggregate reduction shall be no more than as set forth in the preceding sentence of this Section 9(g). Within ten (10) days following such election, the Company shall pay to Executive such amounts as are then due under this Agreement and shall pay to Executive in the future such amounts as become due under this Agreement. As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the
Company which should not have been made ("Overpayment") or that additional payments which are not made by the Company pursuant to this Section 9(g) should have been made ("Underpayment"). In the event of a final determination by the
Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive which Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. In the event of a final determination by the
Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable federal rate provided for in Section
7872(f)(2) of the Code.

            (h)   General Release. The receipt of any Severance Payment as set forth in this Sections 9 shall be contingent upon Executive's execution of a general release of all claims against the Company and its Affiliates (as defined below), substantially in the form attached hereto as Exhibit B. For purposes of this Employment Agreement, the term "Affiliates" means all persons or entities that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company, all companies or entities in which the Company owns an equity interest, and all predecessors, successors and assigns of such affiliates.

            (i)   Breach of Covenants. In the event of a breach by Executive of any of the provisions in the Confidentiality, Inventions, Non-Competition and
Non-Solicitation Agreement, Executive shall not be entitled to any payments set forth in Section 9 hereof, except as required by law, and the Company will have no obligation to pay any of the amounts that remain payable by the Company under
Section 9.

            (j)   No Reduction. Executive shall not be required to mitigate
damages or the amount of any payment provided under this Section 9 by seeking other employment or otherwise, nor shall the amount of any payment provided under this Section 9 be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination or otherwise.

            (k)   Survival. Termination of the Employment Period in accordance with this Section 9, or expiration of the Employment Period, will not affect the provisions of this Employment Agreement that survive such termination, including without limitation, the provisions in the Confidentiality, Inventions,
Non-Competition and Non-Solicitation Agreement and will not limit any Party's ability to pursue remedies at law or equity.

            10.   ATTORNEY'S FEES. If any Party prevails in a legal action to enforce or protect its rights under this Employment Agreement, then that Party shall be entitled to recover reasonable attorneys' fees, costs, and expenses, in addition to all other relief, including but not limited to damages and injunctive relief.

            11.   EXECUTIVE ASSISTANCE. Both during the Employment Period and for two (2) years after the end of the Employment Period, Executive shall, upon reasonable notice, furnish the Company with such information as may be in
Executive's possession or control, and cooperate with the Company, as the
Company may reasonably request (with due consideration to Executive's business activities and obligations after the Employment Period), in connection with any litigation, claim, or other dispute in which the Company or any of its
Affiliates is or may become a party. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling
Executive's obligations under this Section 11. In addition, to the extent that
Executive provides such assistance at any time after six (6) months from the date that Executive's employment with the Company has terminated, and Executive is required to be absent from employment for one (1) or more days in order to provide such assistance, the Company shall pay the Executive for each such day an amount equal to the daily rate of the Executive's Base Salary as in effect as of the date of termination.

            12.   EFFECT OF PRIOR AGREEMENTS. This Employment Agreement and the
Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement
contain the entire understanding among the Company and Executive relating to the subject matter hereof and supersede any prior agreements, arrangements, and understandings between Executive and the Company relating to the subject matter hereof, including but not limited to, the Prior Employment Agreement and the
1999 Severance Agreement.

            13.   MODIFICATION AND WAIVER. This Employment Agreement may not be
modified or amended, nor may any provisions of this Employment Agreement be waived, except by an instrument in writing signed by the Parties. No written waiver will be deemed to be a continuing waiver unless specifically stated
therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

            14.   SEVERABILITY. If, for any reason, any provision of this
Employment Agreement is held invalid, such invalidity will not affect any other provision of this Employment Agreement, and each provision will to the full extent consistent with law continue in full force and effect. If any provision of this Employment Agreement is held invalid in part, such invalidity will in no way affect the rest of such provision, and the rest of such provision, together with all other provisions of this Employment Agreement, will, to the full extent consistent with law, continue in full force and effect.

            15.   NOTICES. Any notice, consent, waiver and other communications required or permitted pursuant to the provisions of this Employment Agreement must be in writing and will be deemed to have been properly given (a) when delivered by hand; (b) when sent by telecopier (with acknowledgment of complete transmission), provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three (3) days after sent by certified mail, return receipt requested; or (d) one (1) day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below:

            If to the Company:

                  Acorn Products, Inc.
                  c/o Ames True Temper, Inc.
                  465 Railroad Avenue
                  Camp Hill, Pennsylvania  17011
                  Attn:  Chief Executive Officer
                  Fax:   (717) 730-2552

            With a copy to:

                  Schulte Roth & Zabel LLP
                  919 Third Avenue
                  New York, New York 10022
                  Attn.: Robert Goldstein, Esq.
                  Fax:   (212) 593-5955

            If to Executive, to the Executive's home address reflected in the
            Company's records.

Each Party will be entitled to specify a different address for the receipt of subsequent notices by giving written notice thereof to the other Party in accordance with this Section 15.

            16.   THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the

Parties to this Employment Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Employment
Agreement.

            17.   HEADINGS. The headings and other captions in this Employment
Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Employment Agreement.

            18.   WAIVER OF CONFLICTS. The Parties hereby agree that, following the Closing Date, Kirkland & Ellis LLP ("K&E") (or any successor) may serve as counsel to the Executive, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, and each of the Parties hereby consents thereto and agrees to waive any conflict of interest arising therefrom, provided that K&E is not actively representing Acorn or UnionTools in any material matter at the time such litigation, claim or obligation arises.

            19.   GOVERNING LAW; ARBITRATION. This Employment Agreement has been executed in the State of Pennsylvania, and its validity, interpretation, performance, and enforcement will be governed by the laws of such state, without regard to conflicts of laws principles. Except for disputes arising out of an alleged violation of the covenants set forth in the Confidentiality, Inventions,
Non-Competition and Non-Solicitation Agreement, any controversy or claim arising out of or relating to any provision of this Employment Agreement or any other document or agreement referred to herein shall be resolved by arbitration. The arbitration process shall be instigated by any Party giving written notice to the other of the desire for arbitration and the factual allegations underlying the basis for the dispute. The arbitration shall be conducted by such alternative dispute resolution service as is agreed to by the Parties, or, failing such agreement within thirty (30) days after such dispute arises, by arbitrators selected as described below in accordance with the rules and procedures established by the American Arbitration Association. Only a person who is a practicing lawyer admitted to a state bar may serve as an arbitrator.
Each of the Company and Executive shall select one arbitrator, and those arbitrators shall choose a third arbitrator; these arbitrators shall constitute the panel. The American Arbitration Association rules for employment arbitration shall control any discovery conducted in connection with the arbitration. The expenses of arbitration (other than attorneys' fees) shall be shared as determined by arbitration. The prevailing party shall be entitled to recover reasonable attorneys' fees, costs and expenses. Any result reached by the panel shall be binding on all parties to the arbitration, and no appeal may be taken.
It is agreed that any Party to any award rendered in such arbitration proceeding may seek a judgment upon the award and that judgment may be entered thereon by any court having jurisdiction. The arbitration shall be conducted in the State of Pennsylvania.

            20.   NON-ASSIGNABILITV/BINDING EFFECT. This Employment Agreement
shall not be assignable by any Party without the prior written consent of the other Parties. This Employment Agreement will be binding upon and inure to the benefit of Executive, the Company, and their respective successors and permitted assigns.

            21.   NO STRICT CONSTRUCTION. The language used in this Employment
Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any person.

            22.   CONFORMANCE WITH CODE SECTION 409A. The parties hereto agree to negotiate in good faith should any amendment to this Employment Agreement be required in order to comply with Section 409A of the United States Internal
Revenue Code of 1986, as amended.

        [Remainder of Page Intentionally Blank; Signature Page to Follow]

            IN WITNESS WHEREOF, each of Acorn and UnionTools has caused this
Employment Agreement to be executed by its duly authorized officer and Executive has signed this Employment Agreement, as of the date first written above.

                                        ACORN PRODUCTS, INC.

                                       By:  /s/ Richard C. Dell
                                            ------------------------------
                                       Its: President and CEO
                                            ------------------------------

                                        UNIONTOOLS, INC.

                                       By:  /s/ Richard C. Dell
                                            ------------------------------
                                       Its: President and CEO
                                            ------------------------------

                                        EXECUTIVE

                                        /s/ John G. Jacob
                                        ----------------------------------
                                        John G. Jacob

                                    Exhibit A

                          CONFIDENTIALITY, INVENTIONS,
                 NON-COMPETITION AND NON-SOLICITATION AGREEMENT

      This Confidentiality, Inventions, Non-Competition and Non-Solicitation
Agreement (the "Agreement") is entered into this 7th day of April, 2006 by and between Acorn Products, Inc., a Delaware corporation, its successors or assigns
(the "Company"), UnionTools, Inc., a Delaware corporation and wholly owned subsidiary of Acorn ("UnionTools"), and John G. Jacob (the "Executive," and
together with the Company and UnionTools, the "Parties"). This Agreement sets forth the entire agreement between the Parties hereto concerning the subject matter hereof and supersedes all prior agreements and understandings concerning the subject matter hereof. In consideration of the continued employment by
UnionTools of the Executive pursuant to the Employment Agreement by and among the Executive, the Company, and UnionTools, dated April 7, 2006 (the "Employment
Agreement"), which Executive acknowledges to be good and valuable consideration for the Executive's obligations hereunder, the Company and Executive agree as follows:

1.    The Business.

            The Executive acknowledges that the Company and the Affiliates (as defined in Section 2(b) below) are engaged in the business of (i)
            manufacturing, marketing and distributing long-handled tools, wheelbarrows, hose reels, striking tools, pruning implements, pots and planters, snow tools, lawn carts, repair handles, garden hoses, and decorative accessories for the lawn and garden, and (ii)
            conducting such other activities as are undertaken (or are, to the knowledge of the Executive, proposed or contemplated to be undertaken) from time to time by the Company and each of the
            Affiliates during the term of Executive's employment with the
            Company or any Affiliate as a result of future acquisitions or otherwise (collectively, the "Business").

2.    Confidential Information.

      (a)   The Executive acknowledges that the Confidential Information (as defined below) constitutes a protectible business interest of the
            Company and the Affiliates, and covenants and agrees that at all times during the period of the Executive's employment with
            UnionTools, and at all times after termination of such employment, the Executive will not, directly or indirectly, disclose, furnish, make available or utilize any Confidential Information other than in the course of performing duties as an employee of UnionTools and/or the Affiliates. The Executive will abide by Company policies and rules as may be established from time to time by it for the protection of its Confidential Information. The Executive agrees that in the course of employment with UnionTools, the Executive will not bring to the Company's offices or use, disclose to the Company, or induce the Company to use, any confidential information or documents belonging to others if such use or disclosure would violate any confidentiality or non-disclosure agreement to which
            Executive is subject. The

            Executive's obligations under this Section 2(a) with respect to
            Confidential Information will survive the termination of the
            Executive's employment with UnionTools, and will terminate only at such time (if any) as the Confidential Information in question becomes generally known to the public other than through a breach of the Executive's obligations under this Agreement.

      (b)   As used in this Agreement, the term "Confidential Information" means any and all confidential, proprietary or trade secret information, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by the Executive, applicable to or in any way related to: (i) the business of the Company or any of the
            Affiliates (as defined below) as then conducted or, to the knowledge of the Executive, proposed to be conducted; (ii) the research and development of the Company or any of the Affiliates; or (iii) the
            business of any client, vendor, supplier or distributor of the
            Company or any of the Affiliates. Such Confidential Information
            includes the following property or information of the Company and the Affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers or vendors.
            Confidential Information also means all similar information disclosed to the Company or any of the Affiliates by third parties which is subject to confidentiality obligations. The term
            "Affiliates" means (i) CHATT Holdings, LLC and its subsidiaries and
            (ii) all predecessors, successors and assigns of the those
            Affiliates identified in (i).

3.    Return of Materials.

            Upon termination of employment with UnionTools, and regardless of the reason for such termination, the Executive will leave with, or promptly return to, the Company all documents, records, notebooks, magnetic tapes, disks or other materials, including all copies, in the Executive's possession or control which contain Confidential
            Information or any other information concerning the Company, any of the Affiliates or any of their respective products, services or clients, whether prepared by the Executive or others.
            Notwithstanding the foregoing, the Executive shall be entitled to retain the Executive's personal effects provided any Confidential
            Information is removed therefrom.

4.    Inventions as Sole Property of the Company.

      (a)   The Executive covenants and agrees that all Inventions (as defined below) shall be the sole and exclusive property of the Company.

      (b)   As used in this Agreement, the term "Inventions" means any and all inventions, developments, discoveries, improvements, works of authorship, concepts or

                                       A-2

            ideas, or expressions thereof, whether or not subject to patents, copyright, trademark, trade secret protection or other intellectual property right protection (in the United States or elsewhere), and whether or not reduced to practice, which are conceived or developed by the Executive while employed with UnionTools or within one (1)
            year following termination of such employment which relate to or result from the actual or anticipated business, work, research or investigation of the Company or any of the Affiliates or which are suggested by or result from any task assigned to or performed by the
            Executive for the Company or any of the Affiliates.

      (c)   The Executive acknowledges that all original works of authorship which are made by the Executive (solely or jointly) are works made for hire under the United States Copyright Act (17 U.S.C., et seq.).

      (d)   The Executive agrees to promptly disclose to the Company all
            Inventions, all original works of authorship and all work product relating thereto. This disclosure will include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples and other tangible evidence or results
            (collectively, "Tangible Embodiments") of such Inventions, works of authorship and work product. All Tangible Embodiments of any
            Invention, work of authorship or work product related thereto will be deemed to have been assigned to the Company as a result of the act of expressing any Invention or work of authorship therein.

      (e)   The Executive hereby assigns to the Company (together with the right to prosecute or sue for infringements or other violations of the same) the entire worldwide right, title and interest to any such
            Inventions or works made for hire, and the Executive agrees to perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company's expense, in registering, recording, obtaining, maintaining, defending, enforcing and assigning Inventions or works made for hire in any and all countries. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive's agents and attorneys-in-fact to act for and on the Executive's behalf and instead of the Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Executive; this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest.

      (f)   Without limiting the generality of any other provision of this
            Section 4, the Executive hereby authorizes the Company and each of the Affiliates (and their respective successors) to make any desired changes to any part of any Invention, to combine it with other materials in any manner desired, and to withhold the Executive's identity in connection with any distribution or use thereof alone or in combination with other materials.

                                       A-3

      (g)   This Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of the
            Company or any Affiliate was used and which was developed entirely on the Executive's own time, unless (1) the invention relates (a) to the business of the Company or any Affiliate or (b) to the Company's
            or any Affiliate's actual demonstrably anticipated research or development of which Executive was aware during the term of
            Executive's employment with the Company or any Affiliate; or (2) the invention results from any work performed by the Executive for the
            Company or any Affiliate.

      (h)   The obligations of the Executive set forth in this Section 4
            (including, but not limited to, the assignment obligations) will continue beyond the termination of the Executive's employment with respect to Inventions conceived or made by the Executive alone or in concert with others during the Executive's employment with
            UnionTools and during the one (1) year thereafter, whether pursuant to this Agreement or otherwise. These obligations will be binding upon the Executive and the Executive's executors, administrators and other representatives.

5.    List of Prior Inventions.

            All Inventions which the Executive has made prior to employment by
            UnionTools are excluded from the scope of this Agreement. As a matter of record, the Executive has set forth on Annex I hereto a complete list of those Inventions which might relate to the
            Company's Business and which have been made by the Executive prior to employment with UnionTools. The Executive represents that such list is complete. If no list is attached, the Executive represents that there are no prior Inventions.

6.    Non-Competition.

      (a)   The Executive acknowledges that: (i) the Company and the Affiliates are and will be engaged in the Business during the term of the
            Executive's employment and thereafter; (ii) the Company and the
            Affiliates are and will be actively engaged in the Business throughout the world; (iii) the Executive is one of a limited number of persons who will be developing the Business; (iv) the Executive has and will continue to occupy a position of trust and confidence with the Company after the date hereof and during the term of the
            Executive's employment the Executive will become familiar with the
            Company's (and the Affiliates') trade secrets and with other proprietary and confidential information concerning the Company (and the Affiliates) and the Business; (v) the agreements and covenants contained in this Agreement are essential to protect the Company, the Affiliates and the goodwill of the Business and are a condition precedent to the execution by the Company of the Employment
            Agreement; (vi) the Executive's employment with UnionTools has special, unique and extraordinary value to the Company and the
            Affiliates and the Company would be irreparably damaged if the
            Executive were to provide services to any person or entity in violation of the provisions of this Section 6; and (vii) the
            Executive has means to support the Executive and the Executive's dependents other than

                                       A-4

            by engaging in the Business, and the provisions of this Section 6 will not impair such ability.

      (b)   The Executive will not, in the countries where the Company and the
            Affiliates engage in the Business, including the United States,
            Canada, Mexico, United Kingdom, Ireland, and Australia (the
            "Restricted Territory"), during the Restricted Period (as defined below), directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) own, operate, manage, control, invest in, perform services for, or engage or participate in any manner in, or render services to (alone or in association with any person or entity) or otherwise assist any person or entity that engages in, or owns, invests in, operates, manages or controls any venture or enterprise that engages in, the Business. The term
            "Restricted Period" means the period of time from the date hereof until three (3) years after the termination for any reason of the
            Executive's employment relationship with UnionTools or any successor thereto. The Restricted Period shall be extended for a period equal to any time period that the Executive is in violation of this
            Section 6. Nothing contained in this Section 6 shall be construed to prevent the Executive from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if the Executive is not involved in the business of said corporation and if the Executive and the Executive's associates (as such term is defined in
            Regulation 14(A) promulgated under the Securities Exchange Act of
            1934, as in effect on the date hereof), collectively, do not own more than an aggregate of two percent (2%) of the stock of such corporation.

      (c)   Scope/Severability. The Parties acknowledge that the business of the
            Company and the Affiliates is and will be national and international in scope and thus the covenants in this Section 6 would be ineffective if the covenants were to be limited to a particular geographic area. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy, or the Restricted
            Territory unreasonably extensive, or any of the covenants set forth in this Section 6 not fully enforceable, the other provisions of this Section 6, and this Agreement in general, will nevertheless stand and, to the full extent consistent with law, continue in full force and effect, and it is the intention and desire of the Parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the
            Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 6(b), and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances but not in excess of the territory provided for in Section 6(b)).

                                       A-5

7.    Non-Solicitation.

            (a)   The Executive will not, during the Restricted Period, directly or indirectly (whether as an owner, partner, shareholder,
                  agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity:

                  i.     employ, engage or explicitly solicit for employment any
            individual who is, or was at any time during the twelve-month period immediately prior to the termination of the Executive's employment with UnionTools for any reason, an employee of the Company or any of the Affiliates or otherwise seek to adversely influence or alter such individual's relationship with the Company or any of the
            Affiliates; or

                  ii.    solicit or encourage any individual or entity that is,
            or was during the twelve-month period immediately prior to the termination of the Executive's employment with UnionTools for any reason, a customer, supplier or vendor of the Company or any
            Affiliate to terminate or otherwise alter his, her or its
            relationship with the Company or any Affiliate.

                  iii.   Notwithstanding the foregoing, Executive shall not be
            prohibited from employing or otherwise working with any such person whose employment is terminated by the Company or any Affiliate.

            (b)   The Restricted Period shall be extended for a period equal to any time period that the Executive is in violation of this
                  Section 7.

8.    Equitable Remedies.

            The Executive acknowledges and agrees that the agreements and covenants set forth in this Agreement are reasonable and necessary for the protection of the Company's and the Affiliates' business interests, that irreparable injury will result to the Company and the Affiliates if the Executive breaches any of the terms of said covenants, and that in the event of the Executive's actual or threatened breach of any such covenants, the Company and the
            Affiliates will have no adequate remedy at law. The Executive accordingly agrees that, in the event of any actual or threatened breach by the Executive of any of said covenants, the Company and the Affiliates will be entitled to immediate injunctive and other equitable relief, without posting bond or other security and without the necessity of showing actual monetary damages. Nothing in this
            Section 8 will be construed as prohibiting the Company or any
            Affiliate from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of any damages that they are able to prove.

9.    Breach.

      (a)   The Executive's material breach of any of the Executive's
            obligations under this Agreement will constitute "due cause" (as defined in the Employment

                                       A-6

            Agreement) for the termination of employment by the Company and/or the Affiliates, as appropriate, pursuant to the Employment
            Agreement.

      (b)   In the event of a breach by Executive of any of the provisions in this Agreement, Executive will not be entitled to any severance payments or benefits set forth in the Employment Agreement, except as required by law, and the Company and/or the Affiliates will have no obligation to pay any of the amounts that remain payable by the
            Company under the Employment Agreement.

10.   No Right to Employment.

            No provision of this Agreement shall give the Executive any right to continue in the employ of UnionTools, create any inference as to the length of employment of the Executive, affect the right of the
            Company or the Affiliates to terminate the employment of the
            Executive, with or without cause, or give the Executive any right to participate in any welfare or benefit plan or other program of the
            Company or any of the Affiliates.

11.   Modification and Waiver.

            This Agreement may not be modified or amended or terminated except by an instrument in writing signed by the Parties. No term or condition of this Agreement will be deemed to have been waived, except by written instrument of the Party charged with such waiver.
            No such written waiver will be deemed to be a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

12.   Severability.

            The Executive acknowledges that the agreements and covenants contained in this Agreement are essential to protect the Company and the Affiliates and their goodwill. Each of the covenants in this
            Agreement will be construed as independent of any other covenants or other provisions of this Agreement. It is the intention and desire of the Parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent.

13.   Notices.

            Any notice, consent, waiver and other communications required or permitted pursuant to the provisions of this Agreement must be in writing and will be deemed to have been properly given (a) when delivered by hand; (b) when sent by telecopier (with acknowledgment of complete transmission), provided that a copy is mailed by U.S.
            certified mail, return receipt requested; (c) three (3) days after sent by certified mail, return receipt requested; or (d) one (1) day after

                                       A-7

            deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below:

      If to the Company:

            Acorn Products, Inc.
            c/o Ames True Temper, Inc.
            465 Railroad Avenue
            Camp Hill, Pennsylvania 17011
            Attn:  Chief Executive Officer
            Fax:   (717) 730-2552

      With a copy to:

            Schulte Roth & Zabel LLP
            919 Third Avenue
            New York, New York 10022
            Attn.: Robert Goldstein, Esq.
            Fax:   (212) 593-5955

      If to the Executive, to the Executive's home address reflected in the
Company's records.

            Each Party will be entitled to specify a different address for the receipt of subsequent notices by giving written notice thereof to the other Party in accordance with this Section 13.

14.   Headings.

            The headings and other captions in this Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Agreement.

15.   Governing Law.

            This Agreement has been executed in the State of Pennsylvania, and its validity, interpretation, performance, and enforcement will be governed by the laws of such state, without regard to conflicts of laws principles.

16.   Binding Effect.

            This Agreement will be binding, upon and inure to the benefit of the
            Executive, the Company, and their respective successors and permitted assigns; provided, however, that the Executive may not assign this Agreement or any part hereof.

17.   Survival.

            The provisions in this Agreement shall survive the termination of the Executive's employment with UnionTools.

                                       A-8

18.   Compliance.

            In order to monitor compliance with the terms of this Agreement, the
            Executive agrees to give written notice, including a pertinent description, to the Company of each position of employment, ownership of more than one percent (1%) of the stock of any corporation, participation with another entity or organization
            (except for religious institutions or charitable organizations not related to the Business) which the Executive obtains during the
            Restricted Period.

19.   No Strict Construction.

            The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any person.

                                       A-9

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, as of the date written below.

                                        EXECUTIVE:

DATE:

                                        /s/ John G. Jacob
                                        ----------------------------------
                                        John G. Jacob

                                        ACORN PRODUCTS, INC.

                                       BY:  /s/ Richard C. Dell
                                            ------------------------------
                                       ITS: President and CEO

                                        UNIONTOOLS, INC.

                                       BY:  /s/ Richard C. Dell
                                            ------------------------------
                                       ITS: President and CEO

                                    Exhibit B

                    SEPARATION AGREEMENT AND GENERAL RELEASE

            Acorn Products, Inc., a Delaware corporation (the "Company"),
UnionTools, Inc., a Delaware corporation ("UnionTools"), and John G. Jacob (the
"Executive," and together with the Company and UnionTools, the "Parties"), agree that this Separation Agreement and General Release ("Agreement") sets forth their complete agreement and understanding regarding the termination of the
Executive's employment with UnionTools.

            1.    Separation Date. The Executive's employment with UnionTools will terminate effective _______________ (the "Separation Date"). The Executive
agrees to return all Company property to the Company no later than the
Separation Date. Except as specifically provided below, the Executive shall not be entitled to receive any benefits of employment following the Separation Date.

            2.    Consideration of the Company. In consideration for the
releases and covenants by the Executive in this Agreement, the Company will provide the Executive with the following: [insert consideration as set forth in the Employment Agreement]

            3.    Executive's Release of Rights. The Executive (defined for the purpose of this Paragraph 3 as the Executive and the Executive's agents, representatives, attorneys, assigns, heirs, executors, and administrators)
irrevocably, fully, and unconditionally releases the Released Parties (defined as the Company, Ames True Temper, Inc., Castle Harlan Partners IV, L.P., and
each of their affiliated companies, parents, subsidiaries, predecessors, successors, assigns, divisions, related entities and any of their past or present employees, officers, agents, insurers, attorneys, administrators, officials, directors, shareholders, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company's employee benefit plans) from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys' fees, and remedies of any type, arising or that may have arisen out of or in connection with the Executive's employment with or termination of employment from UnionTools, from the beginning of time to the date hereof, including but not limited to claims, actions or liability under:
(1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. SS.2000 et seq., the
Age Discrimination in Employment Act, 29 U.S.C. SS.621 et seq., the Americans
with Disabilities Act of 1990, 42 U.S.C. SS.12101 et seq., the Fair Labor
Standards Act, 29 U.S.C. SS.201 et seq., the Family and Medical Leave Act of
1993, 29 U.S.C. SS.2601 et seq., the Workers' Adjustment and Retraining
Notification Act, 29 U.S.C. SS.2101 et seq., the Employee Retirement Income
Security Act of 1974, 29 U.S.C. SS.1001 et seq., Pennsylvania Human Relations
Act Pa., Stat. Ann. tit.43, SS.SS. 951 et seq., all as amended; (2) any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment; and (3) the common law relating to employment contracts, wrongful discharge. defamation, or any other matter.

            4.    Waiver of Reinstatement. The Executive waives any
reinstatement or future employment with UnionTools and agrees never to apply for employment or otherwise

seek to be hired, rehired, employed, re-employed, or reinstated by UnionTools or any of its affiliated companies or corporations.

            5.    No Disparagement or Encouragement of Claims. The Executive
agrees not to make any oral or written statement that disparages or places any
Released Party in a false or negative light. The Executive further agrees not to encourage or assist any person who files a lawsuit, charge, claim or complaint against the Released Parties unless the Executive is required to render such assistance pursuant to a lawful subpoena or other legal obligation. The Board of
Directors (and each of its individual members) and the Chief Executive Officer of the Company agree not to make (outside the Company; or within the Company, except as may be reasonably necessary to conduct the business of the Company)
any oral or written statement that disparages or places the Executive in a false or negative light; and these individuals further agree not to encourage or assist any person who files a lawsuit, charge, claim or complaint against the
Executive unless such individuals are required to render such assistance pursuant to a lawful subpoena or other legal obligation.

            6.    Non-Admission/Inadmissibility. This Agreement does not
constitute an admission by the Company that any action it took with respect to the Executive was wrongful, unlawful or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on the Executive, and the Company specifically denies any such wrongdoing or violation. This Agreement is entered into solely to resolve fully all matters related to or arising out of the Executive's employment with and termination from the Company, and its execution, and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.

            7.    Severability. The provisions of this Agreement shall be
severable and the invalidity of any provision shall not affect the validity of the other provisions.

            8.    Governing Law. This Agreement shall be governed by and
construed in accordance with the laws and judicial decisions of the State of
Pennsylvania, without regard to principles of conflicts of laws.

            9.    Scope of Agreement. Executive and the Company each understands that he or it, as applicable, remains bound to those provisions in the
Executive's Employment Agreement, signed on [_________], 2006, which survive the termination of Executive's employment, including but not limited to, those provisions in Paragraphs 9-11, 14, 19 and 20 of such Employment Agreement, and to the Confidentiality, Inventions, Non-Competition, and Non-Solicitation
Agreement, signed on [__________], 2006. Except as specifically set forth in such provisions, this Agreement contains the entire agreement and understanding between the Executive and the Company concerning the matters described herein, and supersedes all prior agreements, discussions, negotiations, understandings and proposals of the Parties. The terms of this Agreement cannot be changed except in a subsequent document signed by both Parties.

            11.   Revocation Period. The Executive has the right to revoke this
Agreement for up to seven days after he signs it. In order to revoke this
Agreement, the Executive must sign and send a written notice of the decision to do so, addressed to [NAME] at

                                       B-2

[INSERT TITLE, AND ADDRESS], and that written notice must be received by the
Company no later than the eighth day after the Executive signed this Agreement.
If the Executive revokes this Agreement, the Executive will not be entitled to any of the consideration from the Company described in paragraph 2 above.

            12.   Voluntary Execution of Agreement. The Executive acknowledges that:

            a.    the Executive has carefully read this Agreement and fully
                  understands its meaning;

            b.    the Executive had the opportunity to take up to 21 days after receiving this Agreement to decide whether to sign it;

            c.    the Executive understands that the Company is hereby advising him, in writing, to consult with an attorney before signing it;

            d.    the Executive is signing this Agreement, knowingly,
                  voluntarily, and without any coercion or duress; and

            e.    everything the Executive is receiving for signing this
                  Agreement is described in the Agreement itself, and no other promises or representations have been made to cause the
                  Executive to sign it.

            13.   Nondisclosure. The Executive shall not disclose the contents or substance of this Agreement to any third parties, other than the Executive's attorneys, accountants, or as required by law and shall instruct each of the foregoing not to disclose the same.

                                        ACORN PRODUCTS, INC.

__________________________________      By:  ___________________________________
Executive Signature

                                        Title:  ________________________________

Dated:  __________________________

                                        UNIONTOOLS, INC.

                                        By:  ___________________________________

                                        Title:  ________________________________

                                        Dated:  ________________________________

                                      B-3